Exhibit 99.1

F O R   I M M E D I A T E   R E L E A S E

N E W S

FROM

CONTACTS:	Bank Mutual Corporation
Michael T. Crowley, Jr.
Chairman and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500

BANK MUTUAL CORPORATION REPORTS HIGHER EARNINGS

Milwaukee, Wisconsin

October 18, 2012

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $2.0 million or $0.04 per diluted share in the third quarter of 2012, which was a $617,000 or 45.7% improvement over the same quarter in 2011. Bank Mutual Corporation (“Bank Mutual”) had net income of $1.3 million or $0.03 per diluted share in the prior year quarter. Year-to-date, Bank Mutual reported net income of $4.4 million or $0.10 per diluted share in 2012 compared to a net loss of $49.0 million or $1.07 per diluted share in the same period in 2011. The loss in the 2011 year-to-date period was caused by a $52.6 million non-cash goodwill impairment in the second quarter of that year. Excluding the impairment, Bank Mutual’s earnings during the year-to-date period in 2011 would have been $3.6 million or $0.08 per diluted share. Bank Mutual also announced that its non-performing loans declined to $33.9 million or 2.45% of loans receivable at September 30, 2012.

Michael T. Crowley, Jr., Chairman and Chief Executive Officer of Bank Mutual noted, “As we anticipated, a higher net interest margin contributed to increased earnings in the third quarter compared to the second quarter. Our net interest margin improved to 2.71% during the quarter compared to 2.47% in the second quarter due in part to lower funding costs.” David A. Baumgarten, President of Bank Mutual, continued, “Also contributing was an improved earning asset mix due to continued growth in our loan portfolio. We believe the initiatives we have taken in this area the past two years are starting to pay off.” Mr. Baumgarten added, “We are also pleased that our non-performing loans declined by a meaningful amount for the sixth straight quarter. We believe this brings our asset quality ratios more into line with industry averages.”

Bank Mutual’s net interest income increased by $113,000 or 0.7% during the third quarter of 2012 compared to the same quarter in 2011. This improvement was due in part to the repayment of $100.0 million in high-cost borrowings from the Federal Home Loan Bank (“FHLB”) of Chicago that matured during the 2012 quarter. Also contributing to the improvement was a $51.9 million or 2.3% increase in average earning assets in the 2012 quarter compared to the same quarter in the previous year. Earlier in 2012 Bank Mutual purchased $158.9 million in held-to-maturity securities that were funded by term borrowings from the FHLB of Chicago. In addition, in the third quarter of 2012 average total loans increased by $38.7 million or 2.8% compared to the same quarter in 2011. These increases in average earning assets were partially offset by a $108.7 million or 19.8% decrease in average available-for-sale securities in the 2012 quarter compared to the same quarter in 2011. Bank Mutual’s net interest margin during the third quarter of 2012 was slightly lower than it was in the third quarter of 2011. However, compared to the second quarter of 2012, Bank Mutual’s net interest margin improved by 24 basis points, due primarily to the aforementioned repayment of the borrowings from the FHLB of Chicago.

On a year-to-date basis, Bank Mutual’s net interest income declined by $2.1 million or 4.4% in 2012 compared to the same period in 2011. This decline was primarily attributable to a decrease in Bank Mutual’s net interest margin, which was 2.61% in the 2012 nine-month period compared to 2.80% in the same period of 2011. This decline was primarily the result of a lower interest rate environment in 2012, which reduced the return on Bank Mutual’s earning assets more than the cost of its funding sources. This development was partially offset by the favorable impact of higher earning assets in 2012, as previously described.

Bank Mutual’s provision for loan losses was $657,000 in the third quarter of 2012 compared to $1.1 million in the same quarter last year. Year-to-date the provision for loan losses was $2.4 million in 2012 compared to $5.1 million in the same period in 2011. During the third quarter of 2012 Bank Mutual recorded additional loss provision of $1.8 million against a number of multi-family, commercial real estate, and business loan relationships, as well as residential and consumer loans. This development was partially offset by a $541,000 loss recapture related to a $7.9 million non-performing loan that paid off during the quarter. In addition, Bank Mutual’s recorded $597,000 in net loss recaptures during the quarter that were related to a general decline in the dollar amount of its classified loans, as described later in this report.

During the third quarter of 2011, Bank Mutual recorded $1.8 million in loss provisions against two unrelated loan relationships that aggregated $6.1 million. During this quarter Bank Mutual also recorded $586,000 in loss provisions against a number of multi-family, commercial real estate, and business loan relationships, as well as certain residential and consumer loans. In addition, during the third quarter of 2011 Bank Mutual recorded $1.1 million in loss provision that reflected management’s concerns at the time relating to general economic and market conditions. The impact of these developments was partially offset by $2.4 million in loss recaptures related to payoffs of a number of non-performing loans.

On a year-to-date basis in 2012 Bank Mutual recorded additional loss provision of $4.2 million against a number of multi-family, commercial real estate, and business loan relationships, as well as residential and consumer loans. This development was partially offset by $1.8 million in loss recaptures related to non-performing loans that paid off during the period and to recoveries of previously charged-off loans.

On a year-to-date basis in 2011 Bank Mutual recorded $10.8 million in loss provisions against a number of multi-family, commercial real estate, and business loan relationships, and certain smaller residential and consumer loans, as well as loss provisions related to management’s general concerns regarding economic and market conditions, as previously described. These developments were partially offset by $5.7 million in loss recaptures on loans that paid-off during the period or were upgraded to performing status.

Bank Mutual’s provision for loan losses has been trending lower in recent periods. This trend is directionally consistent with recent declines in Bank Mutual’s non-performing loans and classified loans, as described below, and is consistent with general trends in the banking industry. It should be noted, however, that Bank Mutual’s loan portfolio continues to be impacted by slow economic growth, persistent unemployment, and low real estate values. These conditions are particularly challenging for borrowers whose loans are secured by commercial real estate, multi-family real estate, and land. As such, there can be no assurances that non-performing loans and/or classified loans will continue to trend lower in future periods or that Bank Mutual’s provision for loan losses will not increase in future periods.

Service charges on deposits increased by $149,000 or 8.9% during the three months ended September 30, 2012, compared to the same period in 2011. During the nine-month period in 2012 this revenue item increased by $346,000 or 7.3% compared to the same period in 2011. Management attributes these improvements to an increase in Bank Mutual’s average checking accounts, which increased by $39.3 million or 12.8% during the nine months ended September 30, 2012, compared to the same period in the previous year. In addition, enhancements in recent periods to Bank Mutual’s commercial deposit products and services generated increased fee revenue in the 2012 periods, particularly related to treasury management services.

Brokerage and insurance commissions were $678,000 during the third quarter of 2012, an $87,000 or 11.4% decrease from the same period in the previous year. On a year-to-date basis, this source of revenue was $2.2 million in 2012, a $13,000 or 0.6% increase from the same period in 2011. This revenue item consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, as well as personal and business insurance products. As such, this revenue item will fluctuate from period to period depending on customer demand for these types of financial products and services, as well as differences caused by the timing of various sales initiatives.

Net loan-related fees and servicing revenue was a loss of $1.1 million during the three months ended September 30, 2012, compared to a loss of $1.0 million in the same period of the previous year. Net loan-related fees and servicing revenue was a loss of $2.3 million during the nine months ended September 30, 2012, compared to a loss of $452,000 in the same period of 2011. The following table presents the components of this income statement line item for the periods indicated:

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
	(Dollars in thousands)
Gross servicing fees	$664	$679	$2,104	$2,039
Mortgage servicing rights amortization	(982)	(726)	(3,004)	(1,718)
Mortgage servicing rights valuation (loss) recovery	(944)	(1,103)	(1,919)	(1,097)
Loan servicing revenue, net	(1,262)	(1,150)	(2,819)	(776)
Other loan fee income	171	114	471	324
Loan-related fees and servicing revenue, net	$(1,091)	$(1,036)	$(2,348)	$(452)

Amortization of mortgage servicing rights (“MSRs”) increased in the 2012 periods compared to the same periods in the prior year due to lower market interest rates for one- to four-family mortgage loans, which resulted in increased loan prepayments and faster amortization of the MSRs relative to the 2011 periods. Net loan-related fees and servicing revenue is also impacted by changes in the valuation allowance that is established against MSRs. The change in this allowance is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. Lower market interest rates in 2012 and 2011 resulted in higher prepayment expectations, which caused increases in the MSR valuation allowance during these periods. As of September 30, 2012, Bank Mutual had a valuation allowance of $2.8 million against MSRs with a gross book value of $9.1 million. As of the same date Bank Mutual serviced $1.1 billion in loans for third-party investors compared to a similar amount one year ago.

Gains on sales of loans were $3.4 million in the third quarter of 2012 compared to $2.3 million in the same quarter last year. Year-to-date, gains on sales of loans were $9.9 million in 2012 compared to $3.4 million in 2011. Bank Mutual generally sells most of the fixed-rate, one- to four-family mortgage loans that it originates in the secondary market. During the three and nine months ended September 30, 2012, sales of these loans were $26.3 million or 37.5% higher and $202.2 million or 135% higher than they were during the same periods of 2011, respectively. Management attributes these increases to lower market interest rates for one- to four-family mortgage loans, which encouraged borrowers to refinance higher-rate loans into lower-rate loans during the 2012 periods. Also contributing to the increase in gains on sales of loans in the 2012 periods was an increase in Bank Mutual’s average gross profit margin on the sales of loans. During the nine months ended September 30, 2012, the average gross profit margin was 2.80% compared to 2.26% during the same period in 2011. Management attributes this improvement to the burden that increased consumer demand has placed on the loan production capacity of the mortgage banking industry as a whole, which has caused gross profit margins to increase.

Market interest rates for one- to four-family mortgage loans remain historically low. Despite this, management believes that it is possible such rates could trend lower in the near term as production capacity within the mortgage banking industry becomes less constrained. In addition, the recent announcement by the Federal Open Market Committee (“FOMC”) of the Federal Reserve Board (“FRB”) that it intends to purchase government agency mortgage-backed securities is generally expected to result in lower interest rates for one- to four-family mortgage loans in the near term. As such, management expects that Bank Mutual’s sales of loans and gross profit margins could remain elevated for the remainder of the year. However, management also expects that amortization of MSRs, as well as valuation allowance adjustments related to MSRs, could also remain elevated during this time period.

Bank Mutual recorded $543,000 in gains on sales of investments during the nine months ended September 30, 2012. During this period Bank Mutual sold $20.4 million in mortgage-related securities. The purpose of this sale was to provide additional liquidity to fund the repayment of $100.0 million in borrowings from the FHLB of Chicago that matured during the third quarter, as previously described. During the nine months ended September 30, 2011, Bank Mutual recorded $1.1 million in net gains on sales of investments. In that period Bank Mutual sold a $20.8 million investment in a mutual fund that management did not expect would perform well in future periods.

During the nine months ended September 30, 2012 and 2011, Bank Mutual recorded $336,000 and $389,000 in net other-than-temporary impairment (“OTTI”) losses, respectively. These losses consisted of the credit portion of the total OTTI loss related to Bank Mutual’s investment in certain private-label collateralized mortgage obligations (“CMOs”) rated less than investment grade. Management attributes the net OTTI losses in these periods to low real estate values for residential properties on a nationwide basis. None of Bank Mutual’s remaining private-label CMOs were deemed to be other-than-temporarily impaired as of September 30, 2012. However, the collection of the amounts due on private-label CMOs is subject to numerous factors outside of Bank Mutual’s control and a future determination of OTTI could result in additional losses being recorded through earnings in future periods. As of September 30, 2012, Bank Mutual’s total investment in private-label CMOs was $54.2 million, of which $34.0 million was rated less than investment grade.

Other non-interest income was $1.5 million and $4.5 million during the three and nine months ended September 30, 2012, respectively, compared to $1.2 million and $3.8 million during the same periods in 2011, respectively. The increase in the 2012 periods was due primarily to an increase in the fair value of assets held in trust for certain non-qualifying employee benefit plans, due to the effects of lower interest rates and improved equity markets.

Compensation-related expenses increased by $823,000 or 8.5% and by $3.1 million or 10.8% during the three and nine months ended September 30, 2012, respectively, compared to the same periods in 2011, respectively. These increases were due primarily to the hiring of additional commercial relationship managers and other key personnel in recent periods, as well as normal annual merit increases. Also contributing was an increase in expenses related to stock-based compensation, certain non-qualifying employee benefit plans, and the defined-benefit pension plan. The latter development was principally caused by a decline in the interest rate used to determine the present value of the pension obligation.

Federal deposit insurance premiums increased by $75,000 or 9.9% and by $8,000 or 0.3% during the three and nine months ended September 30, 2012, respectively, compared to the same periods in 2011, respectively. These increases were caused by higher average total assets in the 2012 periods compared to the corresponding periods in 2011, for reasons described elsewhere in this report. The Federal Deposit Insurance Corporation (“FDIC”) bases its quarterly deposit insurance assessments on an insured institution’s average total assets minus average tangible equity and certain other adjustments.

Advertising and marketing-related expenses decreased by $207,000 or 35.5% during the three months ended September 30, 2012, compared to the same period in the prior year. On a year-to-date basis, advertising and marketing-related expenses increased by $218,000 or 17.8% in 2012 compared to the same period in 2011. These changes were primarily caused by differences in the timing of Bank Mutual’s advertising and marketing efforts between the 2012 and 2011 periods. At this time management does not expect advertising and marketing-related expenses during the whole of 2012 to be substantially different than prior years. However, this will depend on future management decisions and there can be no assurances.

Net losses and expenses on foreclosed properties were $1.7 million and $5.5 million during the three and nine months ended September 30, 2012, respectively, compared to $1.7 million and $5.4 million in the same periods of the prior year, respectively. Bank Mutual’s losses and expenses on foreclosed real estate has remained elevated in recent periods due to lower real estate values and slow economic growth in such periods. If these conditions persist, losses on foreclosed real estate could remain elevated in the near term.

Other non-interest expense was $2.5 million and $7.7 million during the three and nine months ended September 30, 2012, respectively, compared to $2.5 million and $7.2 million during the same periods in 2011, respectively. The increase in the 2012 year-to-date period was primarily the result of higher costs for legal, consulting, and accounting fees related to loan workout efforts and related professional services. In recent months, however, these expenses have declined as Bank Mutual has reduced its level of non-performing loans.

Income tax expense was $1.0 million and $610,000 during the three months ended September 30, 2012 and 2011, respectively, and was $2.1 million and $1.2 million during the nine months ended as of the same dates, respectively. Bank Mutual’s effective tax rate (“ETR”) for the three months ended September 30, 2012 and 2011, was 34.8% and 31.3%, respectively. Excluding the 2011 goodwill impairment from income (loss) before taxes (which is not deductible for income tax purposes), Bank Mutual’s ETR for the nine-month periods in 2012 and 2011 was 32.3% and 25.9%, respectively. Bank Mutual’s ETR increased in the 2012 periods because non-taxable revenue, which consists primarily of earnings from bank-owned life insurance (“BOLI”), comprised a smaller portion of pre-tax earnings in 2012 than it did in 2011.

Bank Mutual’s total assets decreased by $13.4 million or 0.5% during the nine months ended September 30, 2012. During the period Bank Mutual’s available-for-sale securities declined by $163.2 million, its cash and cash equivalents declined by $39.1 million, and its investment in common stock of the FHLB of Chicago declined by $27.0 million. These developments were partially offset by a $158.1 million increase in held-to-maturity securities and a $65.2 million increase in the loan portfolio. Net cash flows from the changes in these assets, as well as a $58.0 million increase in advances from the FHLB of Chicago and a $29.4 million increase in escrow deposits, were used to fund a $101.3 million decline in deposit liabilities during the nine months ended September 30, 2012.

The increase in Bank Mutual’s held-to-maturity securities during the nine months ended September 30, 2012, was due to the purchase of $158.9 million in mortgage-backed securities issued and guaranteed by the Federal National Mortgage Association (“Fannie Mae”) and backed by multi-family residential loans. Bank Mutual funded the purchase of these securities with $158.9 million in new term advances from the FHLB of Chicago. These new term advances were partially offset by the repayment during the third quarter of a $100.0 million advance from the FHLB of Chicago that had an interest rate of 4.52%. The decrease in Bank Mutual’s available-for-sale securities during the nine months ended September 30, 2012, was due primarily to periodic repayments and security sales that exceeded Bank Mutual’s purchase of new available-for-sale securities. The decrease in Bank Mutual’s cash and cash equivalents during this same period was due to the funding of increases in the loan portfolio, as well as decreases in deposit liabilities, as described elsewhere in this report.

During the nine months ended September 30, 2012, loans receivable increased by $65.2 million or 4.9%. Total loans originated for portfolio increased by $91.9 million or 33.4% during this period compared to the same period in 2011. A portion of this improvement came from increased originations of commercial business loans, which increased by $10.4 million or 16.2% during the nine months ended September 30, 2012, compared to the same period in 2011. Management attributed this increase to recent efforts to improve Bank Mutual’s share of the mid-tier commercial banking market (defined as business entities with sales revenues of $5 to $100 million), which was a new market segment for Bank Mutual in 2011. In the past two years Bank Mutual has added experienced leaders to its senior management team and has hired a number of commercial relationship managers and support personnel experienced in managing and selling financial services to the mid-tier commercial banking market. In the near term Bank Mutual expects to add additional professionals capable of serving this market segment, although there can be no assurances as to the extent or timing of such staff additions or the impact on operating results.

Originations of multi-family mortgage loans, both permanent and construction, also increased substantially during the period, which management believes reflects a general decline in the level of home ownership in recent periods. Finally, originations of consumer loans, which consist principally of home equity term loans and lines of credit, increased by $25.5 million or 41.1% during the nine months ended September 30, 2012, due to more competitive pricing and increased marketing efforts for these types of loans.

During the nine months ended September 30, 2012, Bank Mutual’s investment in the common stock of the FHLB of Chicago, which is included as a component of other assets, declined from $46.1 million at December 31, 2011, to $19.1 million at September 30, 2012. During this period the FHLB of Chicago redeemed $27.0 million of excess common stock held by Bank Mutual in accordance with a redemption plan it announced in December 2011. Under this plan, the FHLB of Chicago has stated that it intends to redeem additional excess common stock in quarterly increments through the end of 2013. However, the amount and timing of these redemptions, if any, depend on many factors outside the control of Bank Mutual or the FHLB of Chicago. As of September 30, 2012, Bank Mutual owned approximately $8.5 million more in FHLB of Chicago common stock than it would otherwise be required to own under minimum guidelines established by the FHLB of Chicago.

Bank Mutual’s deposit liabilities decreased by $101.3 million or 5.0% during the nine months ended September 30, 2012. Core deposits, consisting of checking, savings and money market accounts, increased by $51.7 million or 5.3% during the period whereas certificates of deposits declined by $153.0 million or 14.7%. Bank Mutual continues to closely manage the rates it offers on certificates of deposit to control is overall liquidity position, which has resulted in a decline in certificates of deposit in recent periods. Core deposits have increased in recent periods as a result of management efforts to focus sales efforts on such products and related services. Also contributing to the increase in core deposits, however, is customer reaction to the low interest rate environment. Management believes that this environment has encouraged some customers to switch to core deposits in an effort to retain flexibility in the event interest rates rise in the future.

Bank Mutual’s shareholders’ equity increased from $265.8 million at December 31, 2011, to $272.1 million at September 30, 2012. This increase was caused by net income during the period, as well as lower accumulated other comprehensive loss due to an increase in the fair value of available-for-sale securities. These developments were partially offset by the payment of regular cash dividends to shareholders of $0.01 per share during each of the quarters in the year. The book value of Bank Mutual’s common stock was $5.87 per share at September 30, 2012, compared to $5.75 per share at December 31, 2011.

Bank Mutual’s ratio of shareholders’ equity to total assets was 10.95% at September 30, 2012, compared to 10.64% at December 31, 2011. The increase in this ratio was due primarily to an increase in shareholders’ equity, as described in the previous paragraph. Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of June 30, 2012 (the latest information available), the subsidiary bank had a total risk-based capital ratio of 18.27% and a Tier 1 capital ratio of 9.23%. The minimum ratios to be considered “well capitalized” under current supervisory regulations are 10% for total risk-based capital and 6% for Tier 1 capital. The minimum ratios to be considered “adequately capitalized” are 8% and 4%, respectively.

Bank Mutual’s capital measures remain strong as of September 30, 2012. However, federal banking regulators have continued to focus on the capital levels of financial institutions such as Bank Mutual’s bank subsidiary. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") will eventually impose specific capital requirements on savings and loan holding companies such as Bank Mutual. These developments, and other requirements imposed by regulators (including the existing memoranda of understanding Bank Mutual has with its regulators), as well as proposed rules in response to the new Basel III international capital standards, may impact the ability of Bank Mutual and/or its subsidiary bank to pay dividends or, in the case of Bank Mutual, repurchase stock.

Bank Mutual’s non-performing loans declined by $41.2 million or 54.8% during the nine months ended September 30, 2012. Non-performing assets, which include non-performing loans, declined by $52.4 million or 52.4% during this same period. Finally, loans classified by Bank Mutual as “special mention” and “substandard,” which includes all non-performing loans, declined by $52.6 million or 33.9% in the aggregate during the nine months ended September 30, 2012. As of September 30, 2012, non-performing loans included $9.6 million in loans that were current on all contractual principal and interest payments, but which management determined should be classified as non-performing in light of underlying difficulties with the properties that secure the loans. The decline in Bank Mutual’s non-performing and classified loans during the nine months ended September 30, 2012, was due to loans that were paid off or upgraded during the period, as well as loans that were partially charged off because Bank Mutual had commenced and/or completed foreclosure proceedings during the period. In addition, foreclosed properties and repossessed assets declined by $11.2 million or 45.2% during the nine months ended September 30, 2012, due to sales of foreclosed real estate, as well as continued charge-offs of foreclosed properties. These developments were partially offset by foreclosures related to a number of smaller commercial real estate mortgage loans and, to a lesser extent, one- to four-family mortgage loans.

Bank Mutual’s non-performing loans and assets have trended lower in recent periods. However, this trend is subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions. As such, there can be no assurances that Bank Mutual’s non-performing loans and assets will continue to trend lower in future periods or that its provision for loan losses will not increase.

Bank Mutual’s allowance for loan losses was $21.0 million or 1.51% of total loans at September 30, 2012, compared to $27.9 million or 2.12% of total loans at December 31, 2011. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 61.8% at September 30, 2012, compared to 37.2% at December 31, 2011. The decrease in the allowance was principally caused by $9.4 million in net charge-offs during the period. Most notably, Bank Mutual charged off $5.6 million related to five commercial real estate loan relationships that aggregated $16.5 million on which management commenced and/or completed foreclosure proceedings during the period. The impact of charge-offs during the period was partially offset by $2.4 million in provision for loan losses that was recorded in the allowance during the nine months ended September 30, 2012, as previously described.

Management believes the allowance for loan losses at September 30, 2012, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the fourth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on the NASDAQ Global Select Market under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 76 banking locations in the state of Wisconsin and one in Minnesota.

* * * * *

Cautionary Statements

The discussion in this earnings release contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” and similar expressions or use of verbs in the future tense any discussions of periods after the date on which this report is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including instability in credit, lending, and financial markets; declines in the real estate market, which could further affect both collateral values and loan activity; continuing relatively high unemployment and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the right of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry, including substantial changes under the Dodd-Frank Act; regulators’ increasing expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends or otherwise, to maintain or achieve those levels, including the possible effect of the memoranda of understanding mentioned in this report and potential new regulatory capital requirements under Basel III; pending and/or potential rulemaking or other actions by the Consumer Financial Protection Bureau (“CFPB”); potential regulatory or other actions affecting Bank Mutual or the Bank; potential adverse publicity relating to any such action or other developments affecting Bank Mutual or the Bank; potential changes in Fannie Mae and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), which could impact the home mortgage market; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2011 Annual Report on Form 10-K.

 Bank Mutual Corporation and Subsidiaries

 Unaudited Consolidated Statements of Financial Condition

 (Dollars in thousands, except per share data)

	September 30	December 31
	2012	2011
ASSETS
Cash and due from banks	$35,933	$52,306
Interest-earning deposits	45,944	68,629
Cash and cash equivalents	81,877	120,935
Mortgage-related securities available-for-sale, at fair value	618,545	781,770
Mortgage-related securities held-to-maturity, at amortized cost
(fair value of $164,174 in 2012)	158,062	-
Loans held-for-sale, net	26,908	19,192
Loans receivable (net of allowance for loan losses of $20,979
in 2012 and $27,928 in 2011)	1,384,805	1,319,636
Foreclosed properties and repossessed assets	13,558	24,724
Mortgage servicing rights, net	6,319	7,401
Other assets	194,967	224,826

Total assets	$2,485,041	$2,498,484

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,920,356	$2,021,663
Borrowings	211,102	153,091
Advance payments by borrowers for taxes and insurance	32,596	3,192
Other liabilities	45,969	51,842
Total liabilities	2,210,023	2,229,788
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2012 and 2011
Issued and outstanding - none in 2012 and 2011	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2012 and 2011
Issued - 78,783,849 shares in 2012 and 2011
Outstanding - 46,326,484 shares in 2012 and 46,228,984 in 2011	788	788
Additional paid-in capital	489,371	490,159
Retained earnings	143,852	140,793
Accumulated other comprehensive loss	(2,467)	(5,379)
Treasury stock - 32,457,365 shares in 2012 and 32,554,865 in 2011	(359,409)	(360,590)
Total shareholders' equity	272,135	265,771
Non-controlling interest in real estate partnership	2,883	2,925
Total equity including non-controlling interest	275,018	268,696

Total liabilities and equity	$2,485,041	$2,498,484

 Bank Mutual Corporation and Subsidiaries

 Unaudited Consolidated Statements of Income

 (Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Interest income:
Loans	$16,514	$17,468	$49,142	$52,887
Mortgage-related securities	4,134	4,303	13,228	12,131
Investment securities	19	219	54	2,843
Interest-earning deposits	30	27	130	125
Total interest income	20,697	22,017	62,554	67,986
Interest expense:
Deposits	3,543	4,731	11,467	15,210
Borrowings	1,554	1,798	5,735	5,359
Advance payment by borrowers for taxes and insurance	1	2	2	3
Total interest expense	5,098	6,531	17,204	20,572
Net interest income	15,599	15,486	45,350	47,414
Provision for loan losses	657	1,093	2,438	5,078
Net interest income after provision for loan losses	14,942	14,393	42,912	42,336
Non-interest income:
Service charges on deposits	1,832	1,683	5,055	4,709
Brokerage and insurance commissions	678	765	2,224	2,211
Loan-related fees and servicing revenue, net	(1,091)	(1,036)	(2,348)	(452)
Gain on loan sales activities, net	3,412	2,288	9,867	3,405
Gain on sales of investments, net	-	-	543	1,113
Other-than-temporary impairment ("OTTI") losses:
Total OTTI losses	-	-	(909)	(1,576)
Non-credit portion of OTTI losses	-	-	573	1,187
Net OTTI losses	-	-	(336)	(389)
Increase in cash surrender value of life insurance	528	543	1,578	1,628
Other non-interest income	1,486	1,231	4,468	3,803
Total non-interest income	6,845	5,474	21,051	16,028
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	10,465	9,642	31,738	28,643
Occupancy and equipment	2,835	2,781	8,567	8,629
Federal insurance premiums	831	756	2,533	2,525
Advertising and marketing	376	583	1,446	1,228
Losses and expenses on foreclosed real estate, net	1,748	1,662	5,496	5,389
Other non-interest expense	2,535	2,496	7,669	7,170
Total non-interest expense before goodwill impairment	18,790	17,920	57,449	53,584
Goodwill impairment	-	-	-	52,570
Total non-interest expense	18,790	17,920	57,449	106,154
Income (loss) before income tax expense	2,997	1,947	6,514	(47,790)
Income tax expense	1,044	610	2,107	1,236
Net income (loss) before non-controlling interest	1,953	1,337	4,407	(49,026)
Net loss attributable to non-controlling interest	13	12	42	39
Net income (loss)	$1,966	$1,349	$4,449	$(48,987)

Per share data:
Earnings (loss) per share-basic	$0.04	$0.03	$0.10	$(1.07)
Earnings (loss) per share-diluted	$0.04	$0.03	$0.10	$(1.07)
Cash dividends paid	$0.01	$0.01	$0.03	$0.05

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information

(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Loan Originations and Sales	2012	2011	2012	2011
Mortgage loans originated for portfolio:
One- to four-family	$19,136	$13,522	$70,131	$58,831
Multi-family	21,460	20,552	48,425	28,262
Commercial real estate	10,579	15,627	26,951	38,025
Construction and development	31,911	10,361	59,131	23,608
Total mortgage loans	83,086	60,062	204,638	148,726
Consumer loan originations	30,422	25,565	87,578	62,072
Commercial business loan originations	23,484	35,626	75,080	64,635
Total loans originated for portfolio	$136,992	$121,253	$367,296	$275,433

Mortgage loans originated for sale	$111,366	$84,751	$359,514	$139,577

Mortgage loan sales	$96,450	$70,138	$352,559	$150,335

	September 30	December 31
Loan Portfolio Analysis	2012	2011
Mortgage loans:
One- to four-family	$479,155	$508,503
Multi-family	251,685	247,040
Commercial real estate	239,970	226,195
Construction and development	111,398	82,008
Total mortgage loans	1,082,208	1,063,746
Consumer loans	246,173	238,454
Commercial business loans	139,566	87,715
Total loans receivable	1,467,947	1,389,915
Allowance for loan losses	(20,979)	(27,928)
Undisbursed loan proceeds and deferred fees and costs	(62,163)	(42,351)
Total loans receivable, net	$1,384,805	$1,319,636

Loans serviced for others	$1,134,302	$1,102,126

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	September 30	December 31
Non-Performing Loans and Assets	2012	2011
Non-accrual mortgage loans:
One- to four-family	$8,970	$14,868
Multi-family	8,628	22,905
Commercial real estate	12,104	23,997
Construction and development loans	1,138	9,368
Total non-accrual mortgage loans	30,840	71,138
Non-accrual consumer loans:
Secured by real estate	1,556	1,457
Other consumer loans	171	207
Total non-accrual consumer loans	1,727	1,664
Non-accrual commercial business loans	680	1,642
Total non-accrual loans	33,247	74,444
Accruing loans delinquent 90 days or more	700	696
Total non-performing loans	33,947	75,140
Foreclosed properties and repossessed assets	13,558	24,724
Total non-performing assets	$47,505	$99,864
Non-performing loans to loans receivable, net	2.45%	5.69%
Non-performing assets to total assets	1.91%	4.00%

	September 30	December 31
Special Mention and Substandard Loans	2012	2011
(includes all non-performing loans, above)
Mortgage loans:
One- to four-family	$9,360	$16,216
Multi-family	12,707	32,465
Commercial real estate	59,874	79,692
Construction and development	14,513	20,259
Total mortgage loans	96,454	148,632
Consumer loans	1,749	1,695
Commercial business loans	4,460	4,920
Total	$102,663	$155,247

	Nine Months Ended September 30
Activity in Allowance for Loan Losses	2012	2011
Balance at the beginning of the period	$27,928	$47,985
Provision for loan losses	2,438	5,079
Charge-offs:
One- to four-family	(2,292)	(2,519)
Multi-family	(857)	(4,812)
Commercial real estate	(4,149)	(6,941)
Construction and development loans	(2,545)	(2,607)
Consumer loans	(555)	(724)
Commercial business loans	(48)	(551)
Total charge-offs	(10,446)	(18,154)
Total recoveries	1,059	657
Net charge-offs	(9,387)	(17,497)
Balance at the end of the period	$20,979	$35,567
Net charge-offs to average loans, annualized	0.90%	1.71%

	September 30	December 31
Allowance Ratios	2012	2011
Allowance for loan losses to non-performing loans	61.80%	37.17%
Allowance for loan losses to total loans	1.51%	2.12%

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	September 30	December 31
Deposit Liabilities Analysis	2012	2011
Non-interest-bearing checking	$138,993	$112,211
Interest-bearing checking	220,903	229,990
Savings accounts	219,524	204,263
Money market accounts	450,957	432,248
Certificates of deposit	889,979	1,042,951
Total deposit liabilities	$1,920,356	$2,021,663

	Three Months Ended		Three Months Ended
	September 30		September 30
Selected Operating Ratios	2012	2011	2012	2011
Net interest margin (1)	2.71%	2.75%	2.61%	2.80%
Net interest rate spread	2.60%	2.64%	2.51%	2.68%
Return on average assets	0.31%	0.22%	0.23%	-2.55%
Return on average shareholders' equity	2.90%	2.01%	2.20%	-22.04%
Efficiency ratio (2)	83.72%	85.50%	86.79%	85.44%
Non-interest expense as a percent of average assets (3)	2.97%	2.87%	2.27%	2.09%
Shareholders' equity to total assets at end of period	10.95%	10.87%	10.95%	10.87%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)	Efficiency ratio is determined by dividing non-interest expense before goodwill impairment by the sum of net interest income and non-interest income (excluding investment gains and net OTTI) for the periods indicated.
(3)	Non-interest expense is defined as non-interest expense before goodwill impairment.

	Three Months Ended		Three Months Ended
	September 30		September 30
Other Information	2012	2011	2012	2011
Average earning assets	$2,304,518	$2,252,664	$2,318,064	$2,258,837
Average assets	2,529,706	2,493,731	2,528,257	2,559,112
Average interest bearing liabilities	2,065,010	2,059,423	2,101,271	2,063,747
Average shareholders' equity	271,414	269,024	269,651	296,333
Weighted average number of shares outstanding:
As used in basic earnings per share	46,193,694	46,179,402	46,189,775	45,997,087
As used in diluted earnings per share	46,222,925	46,179,402	46,203,964	45,997,087

	September 30	December 31
	2012	2011
Number of shares outstanding (net of treasury shares)	46,326,484	46,228,984
Book value per share	$5.87	$5.75

	September 30	December 31
Weighted Average Net Interest Rate Spread	2012	2011
Yield on loans	4.62%	5.01%
Yield on investments	2.35%	2.39%
Combined yield on loans and investments	3.80%	4.03%
Cost of deposits	0.70%	0.83%
Cost of borrowings	2.37%	4.75%
Total cost of funds	0.85%	1.11%
Interest rate spread	2.95%	2.92%

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